Exhibit 99.1

17300 Dallas Parkway, Suite 1010 Dallas, Texas 75248

December 31, 2012

Dear Stockholder:

On August 31 of this year, Behringer Harvard REIT I, Inc. completed another significant step in its life cycle by becoming a self-managed REIT, which means the Company has hired the employees of its former advisor to perform its day-to-day management and operations. The Company continues to utilize HPT Management Services, LLC, an affiliate of the former advisor, as its property manager; however, we have the right to hire the property management personnel working on our behalf in the future, subject to certain conditions.

The Company previously amended its charter to remove provisions in the old charter that the board believed were unduly restrictive and could limit our ability to effectuate certain strategic transactions. Together with the completion of the self-management transaction, we continue to make progress toward positioning the Company for a future liquidity event for our stockholders.

While we believe the self-management transaction should provide the Company with flexibility to take advantage of strategic alternatives in the future, we are uncertain when a liquidity event will take place or what form it will take. However, subject to market conditions, it is our intent to work toward a liquidity event during the period originally stated in the prospectus—2013 to 2017—through a sale of assets, or a merger, or listing of the Company’s shares on a national securities exchange.

In addition to this significant transaction, we want to inform you of other important events that have recently taken place.

Specifically, we would like to address in this letter:

1)    the specifics related to the self-management transaction;

2)    the recent estimated value per share; and

3)    distributions and redemptions.

Since each of these is an important development for the Company, we want to take this opportunity to discuss what each means for our stockholders.

First, the self-management transaction. Under our former structure, we did not have employees, and Behringer Advisors, LLC acted as our advisor and managed our day-to-day operations. While this is a common structure for non-listed REITs, the Company’s board of directors believed this transaction would provide optionality to the Company by positioning us to take advantage of strategic alternatives in the future and lowering overall expenses. We expect that being self-managed will result in substantial cost savings in the range of $10 to $12 million annually beginning in 2013.

behringerharvard.com/reit1
Main:	972.931.4300
Fax:	214.365.7112

We are fortunate to have a talented and experienced management team, many of whom have been working exclusively on the Company’s operations for Behringer Advisors since 2008. We continue to focus on executing our strategic business plan to better position the Company for flexibility, which includes culling the portfolio, strengthening the balance sheet, and increasing occupancy. During 2012, we disposed of seven properties and exited three markets, and we intend to dispose of at least nine more properties in six different markets in the next twelve months, creating a more focused portfolio. The projected remaining portfolio represented approximately 95.4% of our third-quarter net operating income and 87.5% of our square footage of properties owned as of September 30, 2012, respectively.

Completing these dispositions will allow us to reduce our geographic footprint and should reduce our leverage, which we believe are important strategic steps toward positioning the Company for a liquidity event. Additionally, we have already begun work on refinancing the debt secured by our One Financial Place property in Chicago, Illinois, which likely will require an additional equity investment, but will also further our efforts toward strengthening the balance sheet.

Increasing occupancy continues to be a key area of focus for us. We have had some great leasing success over the last few years, but leasing continues to be very costly, especially in the current economy where tenants are demanding increased incentives, including free rent and tenant improvement allowances while paying reduced rental rates versus those paid under previous leases. Although the economy continues to show signs of improvement, it is a very slow recovery, and tenants’ bargaining position remains strong in most markets and will likely remain strong until jobs return in force and we see significantly more economic stability.

Second, our estimated value per share. Our board of directors met recently and established an estimated per share value of our common stock of $4.01 per share as of December 17, 2012, which is based solely on the estimated net asset value of our properties, debt and other net assets. To assist with this year’s estimated per share valuation, the Company engaged, and the board consulted with, Altus Group, an independent, respected, and internationally recognized valuation firm, which appraised substantially all of our real estate assets and valued each of our debt instruments.

The board reviewed the methodologies and assumptions used and conferred with the valuation firm and the Company’s management team in arriving at the new estimated value per share of $4.01. The decline in value from 2011 was primarily driven by four factors:

1)   a reduction in the value of our debt instruments of $0.25 per share;

2)   a reduction in the value of our real estate assets of $0.13 per share;

3)   the payment of distributions to our stockholders resulting in a decline of $0.10 per share; and

4)   the use of our other net assets to fund leasing and other operating costs resulting in a decline in other assets of $0.15 per share.

Market interest rates for commercial real estate borrowings declined significantly during 2012. Although this decline in interest rates is positive for real estate companies since it reduces the cost of capital for real estate borrowers, the decline has a negative impact on our valuation since our in-place interest rates are higher than interest rates that could be achieved if we were to put in place debt with similar terms in today’s market.

As noted above, during 2012, we disposed of seven properties totaling 1.8 million square feet resulting in net proceeds of $120.0 million. As a result of these dispositions, we have fewer properties generating positive cash flow today than we had in December 2011. The proceeds from these property dispositions, along with cash on hand and cash flow from property operations, were used to reduce our outstanding borrowings, pay distributions to our stockholders, and fund the cost of leasing and capital investments in our properties, including dollars invested in our Two BriarLake Plaza development project in Houston, Texas.

Despite the leasing and capital investments made to our properties, the estimated value of our real estate assets declined slightly from last year’s estimated valuation, primarily as a result of a slower than anticipated recovery in current and future market rental rates at our properties. Major markets, such as Washington, D.C., Atlanta, Baltimore, Charlotte, Chicago, and Cleveland are still near the bottom of the real estate cycle and have not begun to recover. These markets remain tenant-friendly, providing less ability to raise rental rates and requiring more lease incentives, while markets such as Philadelphia, Boston, Dallas, Austin, and Houston have rebounded from the recession and allow landlords to be more aggressive.

It is important to note that our estimated share value does not reflect any goodwill or enterprise value, such as a potential premium for items such as the size of our portfolio. Also, the estimated value of our real estate assets will fluctuate over time in response to changes in real estate market fundamentals, capital market activities and specific attributes of the properties and leases in our portfolio. We are working diligently every day to renew current leases and secure new leases with quality tenants to increase our net operating income and the ultimate value of our assets, to execute on other value creation strategies, and to minimize expenses as much as possible.

Third, distributions and redemptions. Given the costs resulting from our recent leasing efforts, the anticipated cost of increasing our occupancy across the portfolio, and the upcoming refinancing of our One Financial Place property that will require additional equity, the board of directors believes it is prudent to suspend distributions and redemptions in order to preserve capital and protect the Company’s financial position.

Some of the cash that will be needed for leasing and refinancing efforts may come from proceeds related to strategic asset dispositions or borrowings under our credit facility, but our primary source of capital continues to be our cash flow from operations, essentially the rent paid by our tenants which, while improving, continues to be impacted by the pace of economic recovery.

Our board understands that this decision is difficult for our stockholders because it reduces the current income received by our stockholders, but we believe it will provide a portion of the capital needed to improve the Company’s long-term value potential and maximize the total amount of capital returned to stockholders over time.

We remain very focused on leasing in order to preserve and maintain operating income and values, as well as liquidity to ensure funding for operating expenses, leasing costs and debt refinancing, while also identifying opportunities to cull the portfolio for liquidity and to de-leverage the balance sheet. However, we will be patient in managing our portfolio in order to benefit from the slow but steadily improving economy, and we believe these announced steps will help us ultimately provide a more attractive liquidity event for our stockholders.

Our goal is to keep you informed about the Company’s progress, so please pay special attention to our quarterly and annual report filings with the Securities and Exchange Commission. Please also mark your calendar to join our fourth quarter 2012 web update/ conference call on Friday, March 29, 2013, at 1:00 pm Central Time. Below is the web link and conference call information:

Web link: behringerharvard.com/re1q42012

Participant dial-in number: 866.952.2663

Conference ID: 81788212

And, as always, please feel free to contact our Shareholder Services team with any questions at 866.655.3650. Thank you for your continued support.

Robert S. Aisner	Scott W. Fordham

President and Chief Executive Officer	Chief Operating and Financial Officer

Disclosures

The estimated share value was prepared in consultation with an independent third party, based on the net asset value of the portfolio of the Company as of December 17, 2012, and took into consideration assets and liabilities of the Company as of that date. It is only an estimate and is based on a number of assumptions and estimates that may not be accurate or complete. No attempt was made to value the Company as an enterprise. Further, the estimated value should not be viewed as the amount a stockholder would receive in the event the Company was to (1) liquidate its assets, pay its liabilities and distribute the proceeds to its stockholders or (2) list its shares on a national securities exchange. There is no guarantee that the Company will meet its stated investment objectives. An investment in the Company’s shares is illiquid. The shares are not listed on a national securities exchange, and therefore, it can be difficult to sell the shares. Also, real estate markets fluctuate, and real estate values can change. For these reasons, stockholders should not assume that they will be able to obtain this estimated share value for their shares, either currently or at any time in the future.

Certain statements contained herein may be deemed to be forward-looking statements under federal securities laws. Such statements generally can be identified by our use of words such as “may,” “will,” “can,” “intend,” “anticipate,” “estimate,” “think,” “continue,” or other similar words. For a list of the factors that could cause actual results to vary materially from those expressed in these forward-looking statements, see our Annual Report on Form 10-K for the year ended December 31, 2011 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2012.